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                                                                 EXHIBIT 11


                      CYBEX COMPUTER PRODUCTS CORPORATION

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                             THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                SEPTEMBER 30,                       SEPTEMBER 30,
                                                            1995             1996              1995              1996
                                                         ----------       ----------        ----------        ----------
Weighted average common shares outstanding                4,958,447        5,504,383         4,065,034         5,504,383

Net weighted average common stock options
     outstanding under the treasury stock method            269,392          116,230           416,827           115,954
                                                         ----------       ----------        ----------        ----------
Weighted average common and common
     equivalent shares outstanding                        5,227,839        5,620,613         4,481,861         5,620,337
                                                         ==========       ==========        ==========        ==========

Net income                                               $1,152,213       $1,472,990        $2,023,790        $2,703,347
                                                         ==========       ==========        ==========        ==========
Net income per common and common
 equivalent share                                        $      .22       $      .26        $      .45        $      .48
                                                         ==========       ==========        ==========        ==========



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